Exhibit 99.3

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Tim Wallace, Chairman, President and CEO
August 4, 2005
FINAL

Thank you Chas, and good morning everyone.

I’m pleased with our progress in our North American businesses. During the 2nd quarter we continued to build on the momentum from the lst quarter. Currently we are not experiencing any significant issues with unexpected material cost increases like those that occurred last year at this time. The steel industry appears to have sufficient capacity at this time to meet the market demand.

Our European railcar business did not have a good quarter. Demand for railcars in Europe remains very low. Our backlog of orders in Europe decreased 9% to approximately 1000 units at the end of the 2nd quarter. We shipped approximately 240 units during the 2nd quarter versus 450 units in the lst quarter.

We are actively reviewing our strategic options for this business. Dealing with the challenges of a market trough is always a major struggle for our people. We are confident that demand will eventually improve. The European railcar fleet is old and over time, replacement drivers should improve demand. We are very experienced with surviving cyclical downturns and ramping back up once demand returns to more normal levels. Bill McWhirter will provide financial details about our European railcar business during his report.

Our North American railcar businesses are continuing to improve. Our shipments are consistent and we are seeing the benefits of our strategy of pursuing orders that extend our production runs.

During the 2nd quarter, our North American railcar shipments increased 13.1% to 6015 units. During the balance of this year, our quarterly shipments should remain in the 5400 to 6000 unit range. We expect our 2005 annual shipments to be between 22,000 and 22,500. This will be approximately a 45% increase over 2004. Our short term objective for our North American rail business is to continue to improve our productivity and performance. We will increase our production based upon three factors:

market demand

the ability of our supply chain to provide basic materials and our ability to efficiently train our workforce.

During the 2nd quarter of 2006, we expect to begin shipments from our new facility in Mexico. At that point we expect it will take 12 to 18 months for this facility to become completely operational. Our long term goal is to ship between 35 to 50% of our North American railcars from Mexico. We are currently shipping approximately 30% of our overall production from Mexico.

From a sales point of view, we continue to focus on selling and leasing railcars that extend our existing production lines without requiring changeovers. The majority of our 2nd quarter orders extended our existing production. By focusing on strategic selling, we continue to see improved productivity from our existing lines. We have also broadened our product offering in order to pursue a larger universe of customers. This will cause us to begin to changeover a few of our production lines and to add new lines. Training our employees to make efficient line changeovers is the next phase in our productivity improvement process. Our market share figures will continue to fluctuate as we work on this phase of our productivity plan and as we bring our new facility in Mexico up to speed. By concentrating on early stage growth and then transitioning to productivity improvements, we will be highly competitive when we shift to market share growth. We continue to see current railcar demand as a plateau rather than a short term spike.

As for the company as a whole, I’m very optimistic about the opportunities we see in our market places as well as the improvements we are making this year. Our barge business has become profitable and our construction product businesses are performing well in the peak of their season. We have also had a very successful restart of our wind tower structure business. Our leasing company is continuing to play a vital role in our strategy of diversifying our long term earnings base. With the passage by U.S. Congress of the Energy Bill and the Transportation Bill, we should see additional demand drivers improve for several of our businesses.

I’ll now turn it over to Steve Menzies for his comments.